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                         Exhibit 10z
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             WRITTEN DESCRIPTION OF HOME OFFICE
            INTERIM CASH PERFORMANCE SHARING PLAN



The Company adopted its Home Office Interim Cash Performance Sharing Plan in 1991 to replace the previous profit sharing plan that benefitted Home Office payroll employees. All eligible Home Office payroll employees can participate in this plan. The Home Office Interim Cash Performance Sharing Plan is designed to be a transition program through 1994, when an alternative performance plan may be implemented.

The Home Office Interim Cash Performance Sharing Plan may annually reward all eligible Home Office payroll employees with a lump sum amount that cannot be tax deferred. Payment, if any, will be made in February following the related fiscal performance year. Any such payment is equal to a percentage (zero to twelve percent) of covered compensation based on a defined earnings formula, measured on Company performance against plan. Participants in the Home Office Plan who participate in certain other incentive plans can only earn up to eight percent of their covered compensation.

Neither participation in or payments under this plan are intended to or does imply any promise of continued employment by Levi Strauss & Co. (LS&CO.) or any subsidiary of LS&CO. Employment may be terminated with or without notice, at any time, at the option of the employer or the employee.